Exhibit 10.2

April 24, 2019

Bonnie Brooks
c/o Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, FL 3396

Re:    Appointment as Interim Chief Executive Officer and President
Dear Bonnie:
This letter will confirm your appointment and agreement to serve as Interim Chief Executive Officer and President (“Interim CEO”) of Chico’s FAS, Inc. (the “Company”), effective April 24, 2019 (the “Effective Date”).
During your period of service as Interim CEO (your “Interim CEO Period”), you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties as may be reasonably assigned to you by the Board. The Company expects that your Interim CEO Period will continue until such time as the Company appoints a new Chief Executive Officer and President; however, your engagement as Interim CEO may be terminated by either you or the Company at any time, for any reason.
Your service as Interim CEO shall not affect your status as a member of the Board; however, during the Interim CEO Period, you will not be entitled to any additional compensation as a result of your service as a member of the Board. You acknowledge that in connection with your appointment as Interim CEO, (i) you will be appointed to the Executive Committee of the Board and (ii) in compliance with applicable NYSE rules, you will resign from the Corporate Governance and Nominating Committee of the Board.
During the Interim CEO Period, you will be paid base compensation (“Base Compensation”) at a rate of $100,000 per month, in accordance with the Company’s normal payroll practices. In addition, on the Effective Date, you will receive a one-time grant of 203,252 shares of restricted Company common stock (the “Restricted Shares”) pursuant to the Company’s Amended and Restated 2012 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”). The restricted stock will vest in three substantially equal installments on each of the first, second and third anniversary of the Effective Date, subject to your continued service as Interim CEO or, following the appointment of a new Chief Executive Officer and President, your continued service as a member of the Board. You shall forfeit any unvested Restricted Shares in the event that you voluntarily resign your service as Interim CEO prior to the appointment of a new Chief Executive Officer and President, or you voluntarily resign from the Board, or refuse or decline to stand for re-election as part of the Board-nominated slate of directors. The Restricted Shares will immediately fully vest upon your cessation as a member of the Board except under the circumstances in which the Restricted Shares are forfeited in the immediately preceding sentence. Except as provided above, the grant of Restricted Shares shall be in accordance with the terms of the Plan and the Company’s standard restricted share award agreement applicable to non-employee members of the Board (including with respect to treatment upon a change in control, death, disability and retirement).
The Base Compensation and one-time grant of Restricted Shares described above is intended to constitute your entire compensation during the Interim CEO Period, and absent a subsequent determination by the

Board or its Human Resources, Compensation and Benefits Committee, you will not be eligible for an annual bonus or to receive additional equity awards during the Interim CEO Period. You will not be entitled to any severance compensation or other benefits upon the cessation of the Interim CEO Period.
This letter agreement represents the entire agreement between the Company and you regarding your service as Interim CEO and the compensation arrangements in connection therewith, and it merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature related to that subject matter. This letter agreement may be modified or amended only in a writing signed by you and the Company. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
This letter agreement will be governed by, and enforced in accordance with, the laws of the State of Florida, without regard to the application of the principles of conflicts or choice of laws. By executing this letter agreement, you and the Company are waiving any right to trial by jury in connection with any suit, action or proceeding under or in connection with this letter agreement.
To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Chicos, FAS, Inc.

By: /s/ David F. Walker
                        Name: David F. Walker
                        Title: Board Chair

Accepted and Agreed:

/s/ Bonnie Brooks
Bonnie Brooks